                                                                   Exhibit 12.1

                        BURNHAM PACIFIC PROPERTIES, INC.
       RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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
                                            THREE MONTHS                    FOR THE YEARS ENDED DECEMBER 31,
                                               ENDED         ------------------------------------------------------------
                                             03/31/99        1998          1997          1996          1995          1994
                                            ------------     ----          ----          ----          ----          ----
EARNINGS:
Income from Continuing Operations
 before adjustment for Minority
 Interests or Income or Loss from           -----------------------------------------------------------------------------
 Equity Interests                            4,710          25,220       12,676         9,892        (14,951)      13,164
                                            -----------------------------------------------------------------------------


FIXED CHARGES:
Interest Expensed                            9,888          35,630       18,472        10,744         11,960       11,582
Interest Capitalized                         1,144           6,518        3,242         1,658             97           55
Amortization of Loan Fees                      311           1,658          894           302            240          526
Preferred Dividends                          1,400           5,600          -             -              -            -
                                            -----------------------------------------------------------------------------
TOTAL FIXED CHARGES                         12,743          49,406       22,608        12,704         12,297       12,163
                                            -----------------------------------------------------------------------------

LESS:
Interest Capitalized                        (1,144)         (6,518)      (3,242)       (1,658)           (97)         (55)
Preferred Dividends                         (1,400)         (5,600)         -             -              -            -
ADD:
Distributions from Unconsolidated Subs          79             347          127           -              -            -
                                            -----------------------------------------------------------------------------
Total Earnings and Fixed Charges            14,988          62,855       32,169        20,938         (2,751)       25,272
                                            -----------------------------------------------------------------------------

                                            -----------------------------------------------------------------------------
Ratio                                         1.18            1.27         1.42          1.65            -           2.08
                                            -----------------------------------------------------------------------------
                                            -----------------------------------------------------------------------------
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